Exhibit 19.1

PURCHASE OR SALE OF AZZ INC. SECURITIES
PURPOSE:    To establish a policy for the trading of AZZ Inc. securities to prevent actual or apparent insider trading.

SCOPE:    Officers, directors, employees and other related individuals of AZZ Inc. ( “AZZ” or the “Company”) and its subsidiaries.

I.Adoption of Insider Trading Policy.

The Board of Directors and the Company have adopted the attached Insider Trading Policy (the "Policy"), which prohibits trading in the securities of the Company while in possession of material, nonpublic information regarding the Company and its subsidiaries ("Material Nonpublic Information"). The Policy covers all officers, directors and employees of the Company and its subsidiaries, as well as temporary employees and independent consultants in certain circumstances, and spouses, minor children and adult members of the households of such persons, (together, the "AZZ Persons" and each an "AZZ Person"). The Policy (and/or a summary thereof) is to be delivered to all new officers, directors, employees, temporary employees and independent consultants to whom this Policy applies upon the commencement of their relationships with the Company or its subsidiaries.

II.Designation of Certain Persons.

A.    Section 16 Individuals. The Board of Directors annually determine the directors and executive officers who are subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder (the "Section 16 Individuals").

B. Other Persons with Pre-Clearance Obligations. The Chief Executive Officer, in consultation with the Chief Financial Officer and Chief Legal Officer, periodically designate other employees that have, or are likely to have, regular or special access to Material Nonpublic Information in the normal course of their duties. These employees (the "Other Individuals"), together with the Section 16 Individuals, should be subject to the pre clearance requirements described in the "Trading Guidelines and Requirements" section of the Policy.

Exhibit 19.1
III. Establishment of Permissible Trading Window.

The Company has determined that all AZZ Persons shall be prohibited from trading any securities or derivative securities of the Company except during a permissible trading window. The permissible trading window will open for all AZZ Persons, including Section 16 Individuals and Other Individuals (as defined in Section II above), at the open of the market on the second full Trading Day following the date of public disclosure of the Company's financial results for a particular fiscal quarter or year. For all AZZ Persons, including Section 16 Individuals and Other Individuals, the permissible trading window will close on the 15th day of the last month of each fiscal quarter. In addition, the Company shall have the right to impose special blackout periods during which all or certain AZZ Persons will be prohibited from trading any securities or derivative securities of the Company, even though the trading window would otherwise be open.

Notwithstanding the foregoing, the Chief Legal Officer, in her capacity as Compliance Officer (as defined below), shall have the right and authority to shorten, suspend, terminate, extend or open a window at such time and for such periods as she deems appropriate given the relevant circumstances.

Even during a permissible window period, any person possessing Material Nonpublic Information is prohibited from engaging in any transactions involving the securities or derivative securities of the Company until the commencement of the second Trading Day after the Material Nonpublic Information is publicly disclosed.

IV.Definition of Authority.

The Board of Directors and the Company have permitted the Company's Chief Legal Officer to delegate any responsibilities or rights as she so chooses to an appropriate officer of the Company, except for the ability to shorten, suspend, terminate, extend or open trading windows as noted in subpart IV.I. below. However, the Chief Legal Officer retains ultimate responsibility for all matters pertaining to the interpretation and enforcement of this Policy.

The duties and rights of the Chief Legal Officer shall include the following:

A.Pre-clearing all transactions involving the Company's securities, including the adoption, modification or termination of any 10b5-1 trading plan, by the Section 16 Individuals and Other Individuals, in order to determine compliance with the Policy, insider trading laws, Section 16 of the Exchange Act and Rule 144 promulgated under the Securities Act of 1933, as amended.

B.Assisting in the preparation and filing of Section 16 reports (Forms 3, 4 and 5) for all Section 16 Individuals, including appointment as attorney-in-fact.

C.Serving as the designed recipient at the Company of copies of reports filed with the Securities and Exchange Commission by Section 16 Individuals under Section 16 of the Exchange Act.

D.Distributing quarterly reminders of the dates that the permissible trading window described in Section III above opens and closes.

Exhibit 19.1

E.Performing periodic cross-checks of available materials, which may include Forms 3, 4 and 5, Form 144, officers and directors questionnaires and reports received from the Company’s transfer agent, to determine trading activity by officers, directors and others who have, or may have, access to Material Nonpublic Information.

F.Circulating the Policy (and/or a summary thereof) to all directors, officers, employees, consultants and contractors, on an annual basis, and providing the Policy and other appropriate materials to new officers, directors and others who have, or may have, access to Material Nonpublic Information.

G.Assisting the Company in implementation of the Policy.

H.Coordinating with outside counsel regarding compliance activities with respect to Rule 144 requirements and regarding changing requirements and recommendations for compliance with Section 16 of the Exchange Act and changes in the insider trading laws to ensure that the Policy is amended as necessary to comply with such requirements.

I.The right and authority to shorten, suspend, terminate, extend or open a trading window at such time and for such periods as she in her professional judgment deems appropriate given the relevant circumstances.

Exhibit 19.1
INSIDER TRADING POLICY
This Policy provides guidelines to the officers, directors, employees and other related individuals of the Company and its subsidiaries with respect to transactions in the Company's securities.
Applicability of Policy

This Policy applies to all transactions, including gifts, in the Company's securities, including common stock, options for common stock, debt securities and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company's securities, including securities exchangeable into the Company's securities, whether or not issued by the Company, such as exchange-traded options. It applies to all officers, directors and employees of the Company and its subsidiaries, as well as temporary employees and independent consultants in certain circumstances, and spouses, minor children and adult members of the households of such persons, each of whom the Company has determined will regularly receive, or has the potential to receive, access to Material Nonpublic Information regarding the Company (together, the "AZZ Persons" and each an "AZZ Person"). This Policy also applies to any person who receives Material Nonpublic Information from any AZZ Person.

Statement of Policy General Policy

It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the work place and the misuse of Material Nonpublic Information in securities trading. The Company has established procedures for releasing Material Nonpublic Information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not, therefore, disclose information to anyone outside the Company, including family members and friends, other than in accordance with those procedures. You also may not discuss the Company or its business through any form of social media, in an Internet "chat room" or similar internet-based forum.

Specific Policies

1.Trading on Material Nonpublic Information. No AZZ Person shall engage in any transaction involving the Company's securities, including any gift, offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company, and ending at the beginning of the second (2nd) full Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer nonpublic or material. As used herein, the term
"Trading Day" shall mean a day on which the New York Stock Exchange (the "NYSE") is open for trading. A Trading Day begins at the time the NYSE begins trading on such day.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from this Policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to the highest standards of conduct.

Exhibit 19.1

2.Short Sales & Security Lending Programs. Pursuant to this Policy, no AZZ Person shall engage in a short sale of the Company's securities. Furthermore, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. A short sale is a sale of securities not owned by the seller or, if owned, not delivered against such sale within 20 days thereafter. Transactions in certain put and call options for the Company's securities may in some instances constitute a short sale. Short sales are prohibited by this Policy even when the trading window is open. In addition, participating in a securities lending program in which your brokerage firm borrows against Company securities held in your brokerage account is prohibited under the Policy.

3.Publicly Traded Options. A transaction in options (other than options issued directly by the Company) is, in effect, a bet on the short-term movement of the Company's securities and therefore creates the appearance that the AZZ Person is trading based on Material Nonpublic Information. Transactions in options also may focus the AZZ Person's attention on short-term performance at the expense of the Company's long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.

4.Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director or employee may no longer have the same objectives as the Company's other shareholders. Therefore, the Policy prohibits you from engaging in such transactions.

5.Margin Accounts and Pledges. Securities that are margined may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company securities, AZZ Persons are prohibited from margining Company securities or pledging Company securities as collateral for a loan. Any director who has Company shares in a margin account or has Company shares collateralizing a loan should provide information on that account or loan to the Chief Legal Officer.

6.    Tipping. No AZZ Person shall disclose ("tip") Material Nonpublic Information to any other person (including family members), nor shall such AZZ Person or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company's securities.

Material Nonpublic Information must be protected and efforts should be taken to avoid inadvertent communication. For example:

•Do not discuss new developments in public places such as lunch rooms, coffee rooms, elevators, hallways, restaurants, airplanes, taxicabs, or any place where the discussion can be overheard.

Exhibit 19.1
•Do not read documents with Material Nonpublic Information in public places or discard them where others can retrieve them.

•Do not carry documents with Material Nonpublic Information in public places in an exposed manner.

•Cover documents with Material Nonpublic Information on desks before leaving offices or rooms and do not leave said documents where others can read them.

•When leaving for the evening, business trips or otherwise, lock office doors. Filing cabinets with materials which could be Material Nonpublic Information should be locked or kept in rooms that are locked.

•Ensure that Material Nonpublic Information which may be received by facsimile is received on a secure machine with limited access -particularly after hours.

•Do not give anyone access to e-mail messages or computer directories.

•Do not store Material Nonpublic Information in electronic form in directories, databases or other storage mechanisms (e.g., internet "cloud" storage) with public access.

Any error in judgment in this area could be potentially devastating to the Company. Should there be any uncertainty as to the appropriateness of a contemplated trade, response to public inquiry or other action, please consult with the Chief Legal Officer or her designee before speaking with anyone, especially brokers or any other persons or entities executing securities trades.

7. Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden. In the event any AZZ Person receives any inquiry from outside the Company, such as a stock analyst, for information (particularly financial results and/or projections), the inquiry should be referred to the Company's Chief Financial Officer or the Chief Legal Officer, who are responsible for coordinating and overseeing the release of such information to the investing public, analysts and others in compliance with applicable laws and regulations.

8.    Short Swing Transactions. Section 16 Individuals must also comply with the reporting obligations and limitations on "short-swing" transactions set forth in Section 16 of the Exchange Act. A practical effect of these provisions is that Section 16 Individuals who purchase and sell, or sell and purchase, the Company's securities within a six-month period must disgorge all profits to the Company, whether or not they had knowledge of any Material Nonpublic Information. Under certain exemptions under Section 16, and so long as certain other criteria are met, neither the receipt of an option or other equity-based award under the Company's compensation equity plans, nor the exercise of such an option or award is deemed a purchase under Section 16; however, the public sale of any shares issued upon exercise of such an award is a sale under Section 16.

Exhibit 19.1
The Company will provide separate memoranda and other appropriate materials to its Section 16 Individuals regarding compliance with Section 16 and its related rules as needed to assist directors and executive officers in preparing and filing the required forms.

9.    Post-Termination Transactions. The Policy continues to apply to your transactions in Company securities even after you have terminated employment or service with the Company. If you are in possession of Material Nonpublic Information when your employment or service terminates, you may not trade in Company securities until that information has become public or is no longer material.

Potential Criminal and Civil Liability and/or Disciplinary Action

1.     Liability for Insider Trading. Pursuant to federal and state securities laws, AZZ Persons may be subject to penalties of up to $5,000,000 and up to 25 years in jail for engaging in transactions in the Company's securities at a time when they have knowledge of Material Nonpublic Information regarding the Company.

2.    Liability for Tipping. AZZ Persons may also be liable for improper transactions by any person (commonly referred to as a "tippee") to whom they have disclosed Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company's securities. The Securities and Exchange Commission (the "SEC") has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the NYSE and the Financial Industry Regulatory Authority, Inc. use sophisticated electronic surveillance techniques to uncover insider trading.

3.    Liability of Control Persons. If the Company or its supervisory personnel fail to take appropriate steps to prevent illegal insider trading, they may be subject to the following penalties:
a.A civil penalty of up to $1,000,000 or, if greater, three times the profit gained or loss avoided as a result of the employee's violation; and

b.A criminal penalty of up to $25,000,000.

4.    Possible Disciplinary Actions. AZZ Persons who violate this Policy will also be subject to disciplinary action by the Company, potentially including dismissal for cause, whether or not the AZZ Person’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

Trading Guidelines and Requirements

1.Pre-Clearance of Trades and 10b5-1 Trading Plans. The Board of Directors has determined that all Section 16 Individuals and Other Individuals (as determined by the Chief Executive Officer, in consultation with senior management) must refrain from trading in the Company's securities or adopting, modifying or terminating a 10b5-1 trading plan (as described below), even during a permissible trading window, without first complying with the Company's "pre-clearance" process. Each such person must contact the Company's Chief

Exhibit 19.1
Legal Officer and submit a pre-clearance request in the form of Exhibit A prior to commencing any trade in the Company's securities. It should be noted that even if the Chief Legal Officer pre-clears a trade, the ultimate responsibility rests with the individual to ensure that he or she is not trading while in possession of Material Nonpublic Information.

2.Individual Responsibility. Every AZZ Person has the individual responsibility to comply with this Policy against insider trading. An AZZ Person may, from time to time, have to forego a proposed transaction in the Company's securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the AZZ Person believes he or she may suffer an economic loss or forego anticipated profit by waiting. In addition, although the Chief Legal Officer will assist those officers and directors subject to the filing requirements of Section 16 under the Exchange Act in preparing and filing required reports, the reporting person retains ultimate responsibility for these reports.

Applicability of Policy to Material Nonpublic Information
Regarding Other Companies

This Policy and the guidelines described herein also apply to material nonpublic information relating to other companies, including the Company's customers and other business partners, when that information is obtained in the course of employment with, or other services performed on behalf of, the Company or any subsidiary thereof. Civil and criminal penalties, and termination of employment, may result from trading on material nonpublic information regarding such other companies. All AZZ Persons should treat material nonpublic information about the Company's customers and business partners with the same care required with respect to information related directly to the Company.

Definition of Material Nonpublic Information

It is not possible to define all categories of material information. However, information should be regarded as "material" if (a) there is a substantial likelihood that a reasonable investor would find the information "important" in determining whether to trade in a security; or (b) the information, if made public, likely would affect the market price of a company's securities.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

•financial results,

•known but unannounced projections of future earnings or losses,

•execution or termination of significant contracts with distributors, collaborators and other business partners,

•news of a pending or proposed merger or other acquisition,

•news of the disposition, construction or acquisition of significant assets,

Exhibit 19.1
•impending bankruptcy or financial liquidity problems,

•patent or other intellectual property milestones,

•announcements of regulatory approvals or investigations,

•significant developments involving corporate relationships,

•changes in dividend policy,

•new business line announcements of a significant nature,

•significant security breaches or systems failures,

•stock splits or stock repurchase plans,

•new equity or debt offerings,

•changes in analyst recommendations or debt ratings,

•positive or negative developments in significant outstanding litigation,

•significant litigation exposure due to actual or threatened litigation, and

    •    significant changes in senior management.

Either positive or negative information may be material. It is important to remember that materiality will be judged with the benefit of hindsight. Therefore, questions concerning the materiality of particular information should be resolved in favor of materiality.

Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors, such as by a press release or a filing with the SEC. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. Even after nonpublic information has been effectively disclosed, a reasonable period of time must elapse in order to allow the market to react to the information. Therefore, you must wait until the beginning of the second full Trading Day following the date of public disclosure of information before trading in the Company's securities.

Exhibit 19.1
Certain Exceptions

1.Stock Appreciate Rights Exercises and Performance Share Vesting. This Policy does not apply to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax-withholding requirements or any sale of shares as part of a broker-assisted cashless exercise of a stock appreciation right or performance share award or any other market sale solely for the purpose of generating the cash needed to pay withholding taxes or the exercise price so long as any voluntary election to sell shares to cover withholding taxes or exercise price is made in compliance with Rule 10b5-1 under the Exchange Act as described below.

2. 401(k) Plan. This Policy does not apply to purchases of Company stock in a 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under a 401(k) plan, including (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund, (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance and (d) your election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

3.Employee Stock Purchase Plan. This Policy does not apply to purchases of Company stock in an employee stock purchase plan resulting from your periodic contribution of money to a plan pursuant to the election you made at the time of your enrollment in any such plan. This Policy also does not apply to purchases of Company stock resulting from lump sum contributions to any such plan, provided that you elected to participate by lump-sum payment at the beginning of the applicable enrollment period. This Policy does apply to your election to participate in a plan for any enrollment period and to your sales of Company stock purchased pursuant to such plan.

4. 10b5-1 Trading Plan. This Policy does not apply to purchases or sales of Company stock made pursuant to a pre-arranged trading plan that was entered into during a permissible trading window, when the individual was not in possession of Material Nonpublic Information and otherwise satisfies the requirements of Rule 10b5-1 under the Exchange Act for a trading plan (a “10b5-1 trading plan”). Such 10b5-1 trading plans must be adopted in good faith and not as part of a plan or scheme to evade insider trading laws and regulations and may not be adopted when the individual is in possession of Material Nonpublic Information about the Company, even during a permissible trading window. 10b5-1 trading plans must specify the price, amount and date of trde or how the price, amount and date will be determined (e.g., by a formula or algorithm and without the subsequent influence by the adopter of the plan) and include a “cooling-off period” required by Rule 10b5-1 before transactions may commence under the plan and must include a certification that the individual is not in possession of Material Nonpublic Information and that they are acting in good faith. Rule 10b5-1 also limits multiple overlapping plans with an exception for “sell-to-cover” plans for restricted stock units and awards to cover withholding taxes, and limits more than one single trade plan in any twelve month period. Anyone subject to this Policy who wishes to enter into a 10b5-1 trading plan must submit a copy of such 10b5-1 trading plan, along with a preclearance request in the form of Exhibit A, to the Chief Legal Officer for her approval prior to the adoption or amendment of the10b5-1 trading plan.

Exhibit 19.1
5.Restricted Stock Settlement. This Policy does not apply to repurchases by the Company of Company stock made pursuant to a pre-arranged, irrevocable election by an employee to satisfy tax withholding requirements under which shares of restricted stock having a value equal to or less than the minimum amount of tax required to be withheld on the date of any vesting are repurchased by the Company.

Inquiries

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Chief Legal Officer. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual employee or other applicable individual.

Exhibit 19.1
CERTIFICATION

All Section 16 Individuals and Other Individuals (as defined in the Insider Trading Policy) must certify their understanding of, and intent to comply with this Policy and the additional restrictions which apply to them as set forth in this memorandum.

I certify that:

1.     I have read and understand the Company’s Insider Trading Policy and the Memorandum to the Section 16 Individuals covering pre-clearance and broker interface procedures and blackout periods. I understand that Tara D. Mackey, Chief Legal Officer and Corporate Secretary is available to answer any questions I have regarding the Insider Trading Policy.

2.     I will comply with the Insider Trading Policy for as long as I am subject to the policy.

Signature: _________________________________

Date: _____________________________________

Printed Name: ______________________________

Title: ____________________________________

PRE CLEARANCE PROCEDURES

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, Section 16 Individuals and Other Individuals of the Company and any other persons designated by the President and CEO as being subject to the Company’s pre-clearance procedures, together with their family members, may not engage in any transaction involving a change in beneficial ownership in the Company’s common stock (including a transaction such as an option exercise, gift, loan or pledge, contribution to a trust, or any other transfer) without first obtaining pre-clearance of the transaction from the Chief Legal Officer by submitting a request in the form of Exhibit A. A request for pre-clearance should be submitted at least two (2) days in advance of the proposed transaction. The Chief Legal Officer is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade.

Any person subject to the pre-clearance requirements who wishes to implement a trading plan under SEC Rule 10b5-1 must first pre-clear the plan with the Chief Legal Officer by submitting a request in the form of Exhibit A. As required by Rule 10b5-1, you may enter into a trading plan only when you are not in possession of Material Nonpublic Information. In addition, you may not enter into a trading plan during a blackout period. Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.

Exhibit 19.1

BROKER INTERFACE PROCEDURES

Accelerated reporting of transactions requires tight interface with brokers handling transactions for our Section 16 Individuals. A knowledgeable, alert broker can act as a gatekeeper, helping ensure compliance with our pre-clearance procedures and helping prevent inadvertent violations.

We will require your broker to comply with the following requirements on handling your future transaction(s) in AZZ stock:

(1)     Do not enter any order (except for orders under pre-approved Rule 10b5-1 trading plans) without:

(a) First verifying with AZZ that your transaction is pre-cleared;

(b) Complying with the brokerage firm’s compliance procedures (e.g., Rule 144).

(2)     Immediately report your transaction in AZZ stock to AZZ’s Chief Legal Officer via:

(a) Telephone; and

(b) In writing (via e-mail or fax) the details of every transaction involving AZZ stock, including gifts, transfer or sale of beneficial ownership, pledges and all 10b5-1 transactions.

Exhibit 19.1
EXHIBIT A
PRECLEARANCE REQUEST

Requester Information Name:
Intent to Purchase Number of Shares: Intended Trade Date: Method of Purchase: □ Open market trade executed by a broker or bank □ Other (describe): (attach additional sheets if necessary)
Intent to Sell or Transfer Beneficial Ownership

Number of Shares:                   Intended Trade Date:

Method of Sale:        □   Open market trade executed by a broker or bank
            □   10b5-1 Trading Plan with
(insert name of broker or bank and
attach copy of 10b5- trading plan)
            □   Other (describe):
(attach additional sheets if necessary)

Rule 144 Compliance (not applicable in case of purchase)
(check one)
□       I am not an “affiliate” of the Company and the transaction requested above does not involve the sale of “restricted securities” (as such terms are defined in SEC Rule 144)
□       To the best of my knowledge, the transaction requested above will meet all applicable conditions of Rule 144 (attach supporting documentation)
□      The transaction requested is being made pursuant to an effective registration statement covering such transaction

Certification

I hereby certify that: (1) I am not in possession of any material, nonpublic information concerning the Company, as defined in the Company’s Insider Trading Policy; (2) I am not purchasing any securities of the Company on margin; and (3) if the requested transaction involves a 10b5-1 trading plan, I am entering into such 10b5-1 trading plan in good faith and not as part of a plan or scheme to evade insider trading laws and regulations and will act in good faith with respect to such 10b5-1 trading plan. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company including termination.

    (signature)                            (date)

Approval (signature of Chief Legal Officer or designee) (date)